EXHIBIT 4.30
COUNTRYWIDE FINANCIAL CORPORATION
7% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

No.	$
     COUNTRYWIDE FINANCIAL CORPORATION, a corporation organized and existing under the laws of the state of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Countrywide Capital V, or its registered assigns, the principal sum of                      on November 1, 2036 (the “Scheduled Maturity Date”); provided that such principal amount may be due and payable at such later date as provided in the Indenture; provided, further, that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on November 1, 2066 (the “Final Repayment Date”), in all cases subject to the limitations described in the Indenture. The Company further promises to pay interest, at the rate of 7% per annum, on said principal sum from November 8, 2006, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, quarterly (subject to deferral as set forth in the Indenture) on February 1, May 1, August 1 and November 1 of each year, beginning February 1, 2007, in arrears, until the Scheduled Maturity Date and, thereafter, on the first day of each month, in arrears, beginning December 1, 2036. Any installment of interest (or portion thereof) deferred in accordance with the Indenture or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid or cancelled in accordance with the Indenture.
     The amount of interest payable for any period shall be computed on the basis of twelve 30-day months and a 360-day year. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such date. A “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or a day on which the Corporate Trust Office of the Trustee or the corporate trust office of the Property Trustee under the Trust Agreement hereinafter referred to for Countrywide Capital V, is closed for business. Except as otherwise provided in the Indenture, an interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than

10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in the Indenture.
     Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.
     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

COUNTRYWIDE FINANCIAL CORPORATION
By:
Name:
Title:

     This is one of the Securities referred to in the within mentioned Indenture.
Dated:

THE BANK OF NEW YORK, as Trustee
By:
Authorized Signatory

Reverse of Security.
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of November 8, 2006, as amended and supplemented by the First Supplemental Indenture thereto, dated as of November 8, 2006 (collectively referred to herein as, the “Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
     Capitalized terms used in this Security and not otherwise defined herein shall have the respective meanings set forth in the Indenture, unless such term is used expressly with reference to the Amended and Restated Trust Agreement, dated as of November 8, 2006, as amended (the “Trust Agreement”), for Countrywide Capital V, among Countrywide Financial Corporation, as Depositor, and the Trustees named therein, in which case such term shall have the meaning assigned to it in the Trust Agreement.
     The Company may at any time and from time to time, at its option, on or after November 1, 2011, and subject to the terms and conditions of Article XI of the Indenture, redeem this Security in whole or in part, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon.
     The Company may, at its option, at any time within 90 days of the occurrence of a Tax Event, Capital Treatment Event or Investment Company Act Event, redeem this Security, in whole but not in part, subject to the provisions of Section 11.7 and the other provisions of Article XI of the Indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date.
     In the event of redemption or repayment of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
     The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Outstanding Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.
     Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, if an Event of Default specified in Section 5.1(2) of the Indenture with respect to the Securities of this series at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series may declare the principal amount of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of the Securities of this series issued to a Trust, if upon an Event of Default specified in Section 5.1(2) of the Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of this series fails to declare the principal of all the Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount (as defined in the Trust Agreement) of the Preferred Securities issued by such Trust then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of (or a specified portion thereof) and the accrued interest (including Additional Interest) on all the Securities of this series shall become immediately due and payable, provided that the payment of principal and interest on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture. If an Event of Default specified in Section 5.1(4) or 5.1(5) of the Indenture with respect to Securities of this series at the time Outstanding occurs, the principal amount of all the Securities of this series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. In case of any other Event of Default, Holders shall have no right to declare the principal amount of the Securities of this series to be immediately due any payable.
     Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to the Indenture (including Additional Interest thereon) that has not been paid out of the proceeds of the issuance of certain securities in accordance with the Indenture to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest thereon) on this Security. In addition, at the expiration of any Deferral Period that continues for 10 years, in certain circumstances set forth in the Indenture the obligation of the Company to pay deferred interest (including Additional

Interest thereon) with respect to certain Interest Payment Dates during such portion of the Deferral Period shall be permanently cancelled.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for the purpose of receiving payment of principal of and (subject to Section 3.7 of the Indenture) any interest hereon and for all other purposes whatsoever, whether or not this Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.
     The Securities of this series are issuable only in registered form without coupons in denominations of $25 principal amount and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of the same series of any authorized denomination, as requested by the Holder surrendering the same.
     The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.
THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.